   _________________________________________________________________________



                          AGREEMENT AND PLAN OF MERGER


                          DATED AS OF NOVEMBER 8, 1995


                                  BY AND AMONG


                             DIAMOND SHAMROCK, INC.


                           SHAMROCK ACQUISITION CORP.


                                      AND

                    NATIONAL CONVENIENCE STORES INCORPORATED



    _______________________________________________________________________

                               TABLE OF CONTENTS


                                   ARTICLE I

                                THE TENDER OFFER

     1.1       The Offer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     1.2       Offer Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     1.3       Consent and Recommendation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     1.4       Dissemination of Offer Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
     1.5       Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

                                   ARTICLE II

                                   THE MERGER

     2.1       The Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     2.2       Effective Time   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     2.3       Effects of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     2.4       Certificate of Incorporation and By-Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     2.5       Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     2.6       Officers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     2.7       Conversion of Securities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     2.8       Conversion of Sub Common Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     2.9       Stockholders' Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     2.10      Commit to Vote Shares in Favor of Merger; Exercise of Warrants   . . . . . . . . . . . . . . . . . . .   7
     2.11      Merger Without Meeting of Stockholders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     2.12      Stock Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     2.13      Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8


                                  ARTICLE III

                   DISSENTING SHARES; PAYMENT FOR SECURITIES

     3.1       Dissenting Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     3.2       Payment for Securities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9


                                   ARTICLE IV

            REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

     4.1       Organization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

     4.2       Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     4.3       Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     4.4       Consents and Approvals; No Violations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     4.5       Commission Reports and Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     4.6       Information in Other Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     4.7       Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     4.8       No Material Adverse Change; Material Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     4.9       Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     4.10      Opinion of Financial Advisor   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     4.11      Company Rights Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     4.12      DGCL Section 203   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18


                                   ARTICLE V

          REPRESENTATIONS, WARRANTIES AND COVENANTS OF PARENT AND SUB

     5.1       Organization and Qualification   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     5.2       Authority Relative to this Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     5.3       Offer Documents; Proxy Statement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     5.4       Consents and Approvals; No Violation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     5.5       Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     5.6       Status as an Interested Stockholder or an Acquiring Person   . . . . . . . . . . . . . . . . . . . . .  21
     5.7       Interim Operations of the Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21


                                   ARTICLE VI

                                   COVENANTS

     6.1       Conduct of Business of the Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     6.2       Access   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     6.3       Reasonable Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     6.4       Indemnification and Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     6.5       Certain Agreements, Employee Benefits, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     6.6       Rights Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     6.7       Public Announcements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     6.8       Post Merger Treatment of Warrants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     6.9       Exclusivity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     6.10      Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

     6.11      Brokers or Finders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     6.12      Notification of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28


                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     7.1       Conditions to Each Party's Obligation to Effect the Merger   . . . . . . . . . . . . . . . . . . . . .  29
     7.2       Conditions to Obligations of the Company to Effect the Merger  . . . . . . . . . . . . . . . . . . . .  29
     7.3       Conditions to Obligations of the Parent and Sub to Effect the Merger   . . . . . . . . . . . . . . . .  29


                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

     8.1       Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     8.2       Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     8.3       Certain Termination Fees; Certain Costs and Expenses   . . . . . . . . . . . . . . . . . . . . . . . .  31


                                   ARTICLE IX

                                 MISCELLANEOUS

     9.1       Non-survival of Representations and Warranties   . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     9.2       Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     9.3       Extension; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     9.4       Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     9.5       Interpretation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     9.6       Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
     9.7       Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     9.8       Specific Performance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     9.9       Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     9.10      Validity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     9.11      Entire Agreement; No Third Party Beneficiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

ANNEX I        Conditions to the Offer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

ANNEX II       Amended and Restated Certificate of Incorporation of National Convenience Stores Incorporated... 40

                           SCHEDULE OF DEFINED TERMS

Defined Term                                                             Location
------------                                                             --------
Acquiring Person                                                         Section 5.6
Acquisition Transaction                                                  Section 6.9(a)
Agreement                                                                Preamble
Agreements                                                               Section 6.5(a)
Article IX                                                               Section 3.1
Certificates                                                             Section 3.2(b)
Claims                                                                   Section 6.4
Closing                                                                  Section 2.13
Code                                                                     Section 4.8
Commission                                                               Section 1.1
Common Stock                                                             Preamble
Company                                                                  Preamble
Confidentiality Agreement                                                Section 6.2(b)
Continuing Directors                                                     Section 9.2
DGCL                                                                     Section 2.1
Disclosure Schedule                                                      Section 4.1(a)
Dissenting Shares                                                        Section 3.1
Distribution Date                                                        Section 4.11
Effective Time                                                           Section 2.2
Environmental Laws                                                       Section 4.4(c)
Exchange Act                                                             Section 1.2
Governmental Entity                                                      Section 4.4(a)
HSR Act                                                                  Section 4.4(a)
Indemnified Parties                                                      Section 6.4
Instrument of Merger                                                     Section 2.2
Interested Stockholder                                                   Section 5.6
IRS                                                                      Section 4.9(a)
Merger                                                                   Section 2.1
Merger Consideration                                                     Section 2.7(a)
Minimum Condition                                                        Annex I
NYSE                                                                     Section 1.5
Offer                                                                    Preamble
Offer Documents                                                          Section 1.2
Offer to Purchase                                                        Section 1.1
Option Plan                                                              Section 2.12
Options                                                                  Section 2.12

Parent                                                                   Preamble
Paying Agent                                                             Section 3.2(a)
Payment Fund                                                             Section 3.2(a)
Per Share Amount                                                         Preamble
Person                                                                   Section 6.9(a)
Proxy Statement                                                          Section 4.6(b)
Rights                                                                   Section 4.2
Rights Agreement                                                         Section 4.2
Schedule 14D-1                                                           Section 1.2
Schedule 14D-9                                                           Section 1.3
SEC Documents                                                            Section 4.5
Securities Act                                                           Section 4.5
Securities                                                               Preamble
Special Meeting                                                          Section 2.9(a)(i)
Sub                                                                      Preamble
Subsidiary                                                               Section 4.1(a)
Surviving Corporation                                                    Section 2.1
Taxes                                                                    Section 4.9(b)
Tax Returns                                                              Section 4.9(b)
Voting Debt                                                              Section 4.2
Warrant Agreement                                                        Preamble
Warrants                                                                 Preamble

                          AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER, dated as of November 8, 1995 (this "Agreement"), by and among Diamond Shamrock, Inc., a Delaware corporation ("Parent"), Shamrock Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Parent ("Sub"), and National Convenience Stores Incorporated, a Delaware corporation (the "Company").

     WHEREAS, the respective Boards of Directors of the Parent and the Company have determined that the acquisition of the Company by the Parent would be advantageous and beneficial to their respective corporations and stockholders, and that such transaction is consistent with and in furtherance of such entities' respective long-term business strategies;

     WHEREAS, in furtherance thereof, it is proposed that the Parent and the Sub will make a cash tender offer to acquire (a) all of the outstanding shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), together with the attached Rights (as defined in Section 4.2), for $27.00 per share of Common Stock (and attached Right) net to the seller (pre-tax) in cash (such amount, or any greater amount per share of Common Stock (and attached Right) pursuant to such cash tender offer, being hereinafter referred to as the "Per Share Amount") and (b) all of the outstanding Warrants to Purchase Common Stock (the "Warrants") issued pursuant to the Warrant Agreement dated as of March 9, 1993, between the Company and Boatmen's Trust Company, as Warrant Agent (the "Warrant Agreement"), for $9.25 per Warrant net to the seller (pre-tax) in cash (such amount, or any greater amount per Warrant pursuant to such cash tender offer, being hereinafter referred to as the "Per Warrant Amount") (the Common Stock (and attached Rights) and the Warrants being hereinafter collectively referred to as the "Securities"), in accordance with the terms and subject to the conditions provided herein and in the Offer Documents (as defined in Section 1.2) (the "Offer");

     WHEREAS, it is proposed that, following consummation of the Offer, there be a merger of the Sub with and into the Company with the Company surviving as a subsidiary of the Parent;

     WHEREAS, for convenience and simplicity, references to the "Parent" in
Article I of this Agreement shall be deemed to include the "Sub", unless the context otherwise requires;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                THE TENDER OFFER

     1.1 The Offer. Provided that this Agreement has not been terminated in accordance with Section 8.1, the Parent will commence the Offer as promptly as practicable after the date hereof, but in no event later than November 14, 1995. The Offer will have an initial expiration date which is 20 business days (as defined in the relevant rules of the Securities and Exchange Commission (the "Commission")) after the commencement thereof. The obligation of the Parent to accept for payment any Securities tendered pursuant to the Offer will be subject only to the satisfaction of the conditions set forth in Annex I hereto. The Parent expressly reserves the right to increase the Per Share Amount and the Per Warrant Amount to be paid in the Offer or to extend the Offer if any condition thereto is not satisfied. Without the prior written consent of the Company, the Parent will not (a) decrease the Per Share Amount or the Per Warrant Amount, (b) decrease the number of Securities to be purchased in the Offer, (c) change the form of consideration payable in the Offer, (d) add to or change the conditions to the Offer set forth in Annex I hereto, (e) change or waive the Minimum Condition (as defined in Annex I hereto) or (f) make any other change in the terms or conditions of the Offer which is materially adverse to the holders of the Securities. The conditions set forth in Annex I are for the benefit of the Parent, and may be asserted by the Parent or, subject to the immediately preceding sentence, may be waived by the Parent, in whole or in part, at any time and from time to time in its discretion and regardless of the circumstances relating thereto. The Offer will be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement and only the conditions set forth in Annex I hereto. Subject to the terms of the Offer and this Agreement and the satisfaction of all the conditions of the Offer set forth in Annex I hereto as of any expiration date of the Offer, the Parent will accept for payment and pay for all Securities validly tendered and not withdrawn pursuant to the Offer as soon as practicable after such expiration date of the Offer. Subject to Section 8.1, if the conditions set forth in Annex I hereto are not satisfied or, to the extent permitted by this Agreement, waived by the Parent, as of the date the Offer would otherwise have expired, the Parent will extend the Offer from time to time until the earlier of the consummation of the Offer or the date which is 60 days from the commencement of the Offer.

     1.2 Offer Documents. On the date of commencement of the Offer, the Parent will file with the Commission a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Schedule 14D-1 will contain (including as an exhibit) or will incorporate by reference the Offer to Purchase and forms of the related letters of transmittal and summary advertisement (which Schedule 14D-1, Offer to Purchase and other documents, together with any supplements or amendments thereto, are referred to herein collectively as the "Offer Documents"). The Parent will disseminate the Offer to Purchase, related letters of transmittal and other related Offer Documents to holders of the Securities. Each of the Parent and the Company will promptly correct any information provided by it for use in the Offer Documents that becomes false or misleading in any material respect and the Parent will promptly take all steps necessary to cause the
Schedule 14D-1 as so corrected to be filed with the Commission and the other Offer Documents as so corrected to be disseminated to holders of the Securities, in each case as and to the extent required by applicable law. The Parent will provide the Company and its counsel in writing with any comments the Parent or its counsel may receive from the Commission or its staff with respect to the Offer Documents promptly after the receipt of such comments. To the extent reasonably practicable, the Parent and its counsel will provide the Company and its counsel with a reasonable opportunity to participate in all material communications with the Commission and its staff, including any meetings and telephone conferences relating to the Offer Documents, the Offer, the Merger (as defined in Section 2.1) or this Agreement.

     1.3 Consent and Recommendation. The Company's Board of Directors has determined that the Offer and the Merger are fair to, and are in the best interests of, the holders of the Securities. Accordingly, the Company hereby approves and consents to the Offer. The Company will file with the Commission, as promptly as practicable after the filing by the Parent of the Schedule 14D-1 (but in any event on the same business day), a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") pursuant to the Exchange Act, reflecting the recommendation of the Company's Board of Directors that holders of Securities tender their Securities pursuant to the Offer and will disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act, all subject to the fiduciary duties of the Board of Directors of the Company under applicable laws as advised in the written opinion of outside counsel to the Company. Each of the Company and the Parent will promptly correct any information provided by it for use in the Schedule 14D-9 that becomes false or misleading in any material respect, and the Company will promptly take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the Commission and disseminated to holders of the Securities, in each case as and to the extent required by applicable law. The Company will provide the Parent and its counsel in writing with any comments the Company or its counsel may receive from the Commission or its staff with respect to the
Schedule 14D-9 promptly after the receipt of such comments. To the extent reasonably practicable, the Company and its counsel will provide the Parent and its counsel with a reasonable opportunity to participate in all material communications with the Commission and its staff, including any meetings and telephone conferences relating to the Schedule 14D-9, the Merger or this Agreement.

     1.4       Dissemination of Offer Documents.

               (a) The Company will (i) promptly furnish the Parent with mailing labels containing the names and addresses of all record holders of Securities as of a recent date and of those persons becoming record holders after such date, together with copies of all security position listings and computer files and all other information in the Company's control regarding the beneficial owners of Securities that the Parent may reasonably request and (ii) furnish to the Parent such other assistance as the Parent or its agents may reasonably request in communicating the Offer to holders of Securities.

               (b) Subject to the requirements of law, and except for such steps as are necessary to disseminate the Offer Documents, the Parent shall, and shall cause each of its Subsidiaries (as defined in Section 4.1(a)) to, hold in confidence the information contained in any of such labels and lists, use such information only in connection with the Offer and, if this Agreement is terminated, deliver to the Company all copies of, and extracts or summaries from, such information then in their possession.

     1.5 Directors. Effective upon the acceptance for payment by the Parent of the Securities pursuant to the Offer, and from time to time thereafter so long as the Parent and/or any of its wholly owned Subsidiaries (as defined in Section 4.1(a)) (including the Sub) owns a majority of the outstanding shares of Common Stock, the Parent will be entitled, subject to compliance with applicable law, the Restated Certificate of Incorporation of the Company and the provisions of the next sentence, to designate at its option up to that number of directors, rounded up to the nearest whole number, of the Company's Board of Directors as will make the percentage of the Company's directors designated by the Parent equal to the percentage of outstanding shares of Common Stock held by the Parent and any of its wholly owned Subsidiaries (including the Sub), including shares of Common Stock accepted for payment pursuant to the Offer. The Company will, upon the request of the Parent, promptly increase the size of its Board of Directors and/or use its reasonable best efforts to secure the resignation of such number of directors as is necessary to enable the Parent's designees to be elected to the Company's Board of Directors and will use its reasonable best efforts to cause the Parent's designees to be so elected, subject in all cases to Section 14(f) of the Exchange Act, it being understood that the Company agrees to comply with such Section of the Exchange Act as promptly as practicable after the date hereof, provided that, prior to the Effective Time (as defined in Section 2.2), the Company will use its reasonable best efforts to assure that the Company's Board of Directors always has at least two members who are directors of the Company as of the date hereof. At such times, the Company will use its reasonable best efforts, subject to any limitations imposed by applicable laws or rules of the New York Stock Exchange, Inc. (the "NYSE"), to cause persons designated by the Parent to constitute the same percentage as such persons represent on the Company's Board of Directors of (a) each committee of the Board of Directors of the Company, (b) each board of directors or board of management of each Subsidiary of the Company and (c) each committee of each such board.

                                   ARTICLE II

                                   THE MERGER

     2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the Delaware General Corporation Law (the "DGCL"), the Sub shall be merged with and into the Company (the "Merger") as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VII hereof. Subject to the terms and conditions hereof (including the qualifications in Section 6.3), each of the parties will use its reasonable best efforts to cause the Merger to occur within 90 days after the purchase of the Securities pursuant to the Offer. Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") under the name "National Convenience Stores Incorporated" and shall continue its existence under the laws of Delaware, and the separate corporate existence of the Sub shall cease.

     2.2 Effective Time. The Merger shall be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger or a certificate of ownership and merger, as appropriate (the "Instrument of Merger"), in such form as is required by, and executed in accordance with, the relevant provisions of, the DGCL (the time of such filing or such other time specifically set forth therein being the "Effective Time").

     2.3       Effects of the Merger.   The Merger shall have the effects set
forth in Section 259 of the DGCL.

     2.4       Certificate of Incorporation and By-Laws.

               (a) The Restated Certificate of Incorporation of the Company in effect at the Effective Time will be amended in its entirety to read as set forth in Annex II hereto, and, as such, will be the Restated Certificate of Incorporation of the Surviving Corporation, until amended in accordance with applicable law to the extent permitted by Section 2.4(c).

               (b) The Restated By-Laws of the Company in effect at the Effective Time will be the By-Laws of the Surviving Corporation until amended in accordance with applicable law to the extent permitted by Section 2.4(c).

               (c) The Company, the Parent and the Sub each agrees that, as long as the Company, the Parent or the Surviving Corporation has any liability pursuant to Section 6.4 to defend, indemnify and hold harmless any Indemnified Parties (as defined in Section 6.4), it will not amend or permit the amendment of Article XI of the Company's Restated Certificate of Incorporation or Article VII of the Company's Restated By-Laws, in each case as in effect on the date of this Agreement.

     2.5 Directors. The directors of the Sub at the Effective Time shall be the directors of the Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the terms of Surviving Corporation's Certificate of Incorporation and By-Laws and the DGCL.

     2.6 Officers. The officers of the Company at the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the terms of Surviving Corporation's Certificate of Incorporation and By-Laws and the DGCL.

     2.7       Conversion of Securities.

               (a) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by the Parent, the Sub or any other direct or indirect Subsidiary of the Parent or held in the treasury of the Company, all of which shall be cancelled, and Dissenting Shares (as defined in Section 3.1)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Per Share Amount without interest thereon, net (pre-tax) to the holder in cash (sometimes, the "Merger Consideration") payable to the holder thereof upon surrender of the certificate representing such share.

               (b) Each Warrant issued and outstanding immediately prior to the Effective Time (other than Warrants held in the treasury of the Company, which shall be cancelled) shall remain outstanding following, and be unaffected by, the Merger, except that, as provided in Section 10.1(a) of the Warrant Agreement, from and after the Effective Time each holder of Warrants shall have the right to obtain upon the exercise of each Warrant, in lieu of the one share of Common Stock theretofore issuable upon exercise of such Warrant, the Per Share Amount without interest thereon, net to the holder in cash.

     2.8 Conversion of Sub Common Stock. Each share of common stock, par value $0.01 per share, of the Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock of the Surviving Corporation.

     2.9       Stockholders' Meeting.

               (a) If required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law and the Company's Restated Certificate of Incorporation and Restated By-Laws:

                      (i) subject to its fiduciary duties under applicable law as advised in the written opinion of outside counsel to the Company, duly call, give notice of, convene and hold a special meeting (the "Special Meeting") of the holders of Common Stock as soon as practicable following the acceptance for payment of Securities in the Offer solely for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby;

                      (ii) subject to its fiduciary duties under applicable law as advised in the written opinion of outside counsel to the Company, include in the Proxy Statement (as defined in Section 4.6(b)) the recommendation of its Board of Directors that holders of Common Stock vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby; and

                      (iii) (x) as promptly as practicable after the date hereof, obtain and furnish the information required to be included by it in the Proxy Statement, and after consultation with the Parent, respond promptly to any comments made by the Commission or its staff with respect to the Proxy Statement and any preliminary version thereof, (y) cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time following the acceptance for payment of Securities in the Offer, and (z) subject to the fiduciary duties of the Board of Directors under applicable law as advised in the written opinion of outside counsel to the Company, use its best efforts to obtain the necessary approval of the Merger by its stockholders.

     2.10 Commit to Vote Shares in Favor of Merger; Exercise of Warrants. The Parent and the Sub each agrees that, at the Special Meeting, all of the shares of Common Stock acquired directly or indirectly pursuant to the Offer or otherwise by the Parent, the Sub or any other Subsidiary of the Parent will be voted in favor of the approval and adoption of this Agreement and the Merger. The Parent also agrees that it or the Sub will, prior to the record date for the Special Meeting, exercise such number of Warrants as may be necessary to assure that no affirmative vote of any holder of Common Stock other than the Parent or the Sub is required for adoption of this Agreement.

     2.11 Merger Without Meeting of Stockholders. Notwithstanding the matters set forth in Section 2.9, in the event that the Sub shall acquire at least 90 percent of the outstanding shares of Common Stock pursuant to the Offer or otherwise, the Parent agrees, subject to Sections 7.1 and 7.3, to take all necessary and appropriate action (including the exercise of Warrants to the extent necessary to achieve the 90 percent threshold) to cause the Merger to become effective as soon as practicable after the acceptance for payment of Securities in the Offer, but in no event later than 10 business days (or such other time as the Company (acting through the Continuing Directors (as that term is defined in Section 9.2)) and Parent may agree) thereafter in accordance with Section 253 of the DGCL.

     2.12 Stock Options. Each option ("Option") to acquire shares of Common Stock that has been granted pursuant to the Company's 1993 Non-Qualified Stock Option Plan dated as of March 9, 1993 (the "Option Plan") whether or not otherwise exercisable, shall, subject to the prior written approval of each optionee, be cancelled and each optionee shall be entitled to receive promptly after the acceptance of Securities for payment in the Offer, in cancellation and settlement of such Option, a cash payment from the Company in an amount equal to the difference between the Per Share Amount and the per share exercise price of such option, multiplied by the number of shares of Common Stock covered by such Option. The Board of Directors has taken all necessary action under the Option Plan to fix the Effective Time as the date on which Options granted under the Option Plan which are not cancelled as provided in the preceding sentence shall terminate pursuant to Section 10.2 of the Option Plan, and the Company will give prompt notice thereof to the holders of such Options.

     2.13 Closing. Upon the terms and subject to the conditions hereof, as soon as practicable after consummation of the Offer, and if required by law, after the vote of the holders of the Common Stock in favor of the adoption of this Agreement has been obtained, the Company and the Sub shall execute in the manner required by the DGCL and deliver to the Secretary of State of the State of Delaware a duly executed and verified Instrument of Merger, as required by the DGCL, and the parties shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filing referred to in this Section 2.13, a closing (the "Closing") will be held at the office of the Company, 100 Waugh Drive, Houston, Texas 77007 (or such other place as the parties may agree) for the purpose of confirming all the foregoing.

                                  ARTICLE III

                   DISSENTING SHARES; PAYMENT FOR SECURITIES

     3.1 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock that are issued and outstanding immediately prior to the Effective

Time and that are held by holders of Common Stock who did not vote in favor of the Merger, and owned of record by the holders who comply with all of the relevant provisions of Article IX of the Company's Restated Certificate of Incorporation ("Article IX") and Section 262 of the DGCL (the "Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration for such shares, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under Article IX and the DGCL. If any such holder shall have failed so to perfect or shall have effectively withdrawn or lost such right, such holder's Dissenting Shares shall thereupon be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration for such Dissenting Shares without any interest thereon.

     3.2       Payment for Securities.

               (a) Prior to the Effective Time, the Parent shall designate KeyCorp Shareholder Services, Inc. or a United States bank or trust company reasonably satisfactory to the Company to act as paying agent in the Merger (the "Paying Agent"). At the Effective Time, the Parent shall deposit in trust with the Paying Agent cash in an aggregate amount necessary to make the payments pursuant to Section 2.7(a) hereof to holders (other than the Parent or the Sub or any of their respective Subsidiaries) of shares of Common Stock that are issued and outstanding immediately prior to the Effective Time (such amounts being hereinafter referred to as the "Payment Fund"), and will deposit from time to time thereafter cash sufficient to make the appropriate cash payments, if any, to holders of Dissenting Shares. Promptly following the date which is six months after the Effective Time, the Paying Agent shall return to the Surviving Corporation all cash in its possession that constitutes any portion of the Payment Fund, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate (as defined in Section 3.2(b)) may surrender such certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without interest, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under applicable law.

               (b) Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates that immediately prior to the Effective Time represented shares of Common Stock (the "Certificates"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificate(s) and payment therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be paid in exchange therefor cash in an amount equal to the product of the number of shares of Common Stock formerly represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 3.2(b), each Certificate (other than Certificates representing shares of Common Stock owned by the Parent, the Sub or any other Subsidiary of the Parent, and Dissenting Shares) shall represent for all purposes the right to receive an amount in cash equal to the Merger Consideration multiplied by the number of shares of Common Stock formerly evidenced by such Certificate, without any interest thereon. From and after the Effective Time, holders of Certificates immediately prior to the Effective Time will have no right to vote or to receive any dividends or other distributions with respect to any shares of Common Stock which were theretofore represented by such Certificates, and will have no other rights other than as provided herein or by applicable law.

               (c) After the Effective Time, there shall be no transfers of shares of Common Stock that were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for cash as provided in this Article III. At the close of business on the day of the Effective Time, the stock ledger of the Company with respect to Common Stock shall be closed.

                                   ARTICLE IV

            REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

     The Company represents, warrants and covenants to the Parent and the Sub as follows:

     4.1       Organization.

               (a) Each of the Company and its Subsidiaries (as defined in this Section 4.1(a)) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not, individually or in the aggregate, have a material adverse effect on the

Company and its Subsidiaries. As used in this Agreement, the word "Subsidiary" means, with respect to the Company or the Parent, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party, by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. A list of all direct or indirect Subsidiaries of the Company, including their jurisdiction of incorporation or organization, capitalization and equity owners is set forth in Section 4.1(a) of the Disclosure Schedule delivered by the Company to the Parent pursuant to this Agreement (the "Disclosure Schedule"). Except as set forth in Section 4.1(a) of the Disclosure Schedule, the Company does not own, directly or indirectly, or have any voting rights with respect to, any capital stock or other securities of any corporation or any direct or indirect equity or other ownership interest in any business. References to a wholly owned Subsidiary of an entity include a Subsidiary all of the common equity of which is owned directly or through "wholly owned" Subsidiaries by such entity. As used in this Agreement, any reference to any event, change or effect being material or having a material adverse effect on or with respect to an entity (or such entity and its Subsidiaries) means such event, change or effect which is materially adverse to the business, assets, prospects, results of operations or financial condition of such entity (or, if with respect to such entity and its Subsidiaries, such group of entities taken as a whole), but does not include any adverse change or effect on the prospects of such entity or group of entities resulting from general economic or industry conditions. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries.

               (b) The Company has heretofore provided to the Parent a complete and correct copy of the charter and by-laws, each as amended to date, of the Company and each of its Subsidiaries. Such charters and by-laws are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any provision of its charter or by-laws, except for such violations that would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries.

     4.2 Capitalization. The authorized capital stock of the Company consists of (i) 50,000,000 shares of Common Stock of which, as of November 6, 1995, 6,090,389 shares were issued and outstanding and no shares were held in the Company's treasury and
(ii) 1,000,000 shares of Preferred Stock, $1.00 par value, of which, as of November 6, 1995, 100,000 shares had been designated as the Company's Series A Junior Participating Preferred Stock, none of which was then issued and outstanding but all of which had been reserved for issuance upon the exercise of the Company's Rights to Purchase Preferred Stock (the "Rights") pursuant to the Rights Agreement, dated as of August 31, 1995, between the Company and Boatmen's Trust Company, as Rights Agent (the "Rights Agreement"). Also, as of November 6, 1995, the Company had reserved for issuance (a) 1,349,611 shares of Common Stock upon exercise of the Warrants, (b) 775,000 shares of Common Stock upon exercise of then-outstanding Options under the Option Plan and (c) 35,000 shares of Common Stock in respect of future grants of Options pursuant to the Option Plan. Since March 9, 1993, the Company has not issued any shares of its capital stock, except for issuances of Common Stock upon the exercise of Warrants or Options granted under the Option Plan, and has not repurchased, redeemed or otherwise retired any shares of its capital stock. All the outstanding shares of the Company's capital stock are, and all shares which may be issued pursuant to the Warrant Agreement, the Rights Agreement and the Option Plan will be, when issued and paid for in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights of third parties in respect thereto. No bonds, debentures, notes or other indebtedness having the right to vote under ordinary circumstances (or convertible into securities having such right to vote) ("Voting Debt") of the Company or any of its Subsidiaries are issued or outstanding. Except as set forth above, as disclosed in the SEC Documents (as defined in Section 4.5) filed prior to November 1, 1995 or as set forth in
Section 4.2 of the Disclosure Schedule, there are no existing options, warrants, calls, subscriptions, rights, commitments or other agreements of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock, Voting Debt or other interests of the Company or of any of its Subsidiaries or securities convertible into or exchangeable for such shares or other securities or interests or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription, right, agreement or commitment. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries. Each of the outstanding shares of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights in respect thereto (and in the case of partnership interests, not subject to current or future capital calls), and, except as set forth in Section 4.2 of the Disclosure Schedule or as disclosed in the SEC Documents filed prior to November 1, 1995, such shares and other interests are owned by the Company or by a Subsidiary of the Company free and clear of any lien, claim, option, charge, security interest, limitation on voting or transfer rights and encumbrance of any kind, except which would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries.

     4.3       Authority.      The Company has the requisite corporate power
and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (other than any adoption of this Agreement by the holders of such shares of Common Stock as may be required by applicable law). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated, other than, with respect to the Merger, any required stockholder action as noted above, and the filing and recordation of the Instrument of Merger with the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of the Parent and the Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     4.4       Consents and Approvals; No Violations.

               (a) Except as set forth in Section 4.4(a) of the Disclosure Schedule and except for filings, permits, authorizations, notices, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing and recordation of the Instrument of Merger in accordance with the DGCL, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby and compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provisions of the charter documents or by-laws of the Company or any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity") (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not prevent consummation of the Offer or the Merger and would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of any lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound, except, in the case of clauses (iii) and (iv), for violations, breaches, defaults or other occurrences which would not prevent consummation of the Offer or the Merger and would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries.

               (b) Except as disclosed in the SEC Documents filed prior to November 1, 1995 or as set forth in Section 4.4(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is in default under or in violation of (i) any order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to the Company or any of its Subsidiaries or by which any of them or any of their properties or assets may be bound or (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, except in each case for any such defaults or violations which, individually or in the aggregate, would not have a material adverse effect on the Company and its Subsidiaries.

               (c) Except as disclosed in the SEC Documents filed prior November 1, 1995 or as set forth in Section 4.4(c) of the Disclosure Schedule,
(i) the Company and its Subsidiaries are in compliance with all applicable statutes, ordinances, rules and regulations of any Governmental Entity relating to protection of the environment and human health including, without limitation, with respect to air, surface water, ground water, land and subsurface strata (collectively, "Environmental Laws") except for non-compliance which, individually or in the aggregate, would not have a material adverse effect on the Company and its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries has received written notice of, or is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance by the Company or any of its Subsidiaries with any Environmental Law which, individually or in the aggregate, would have a material adverse effect on the Company and its Subsidiaries.

               (d) Skipper Beverage Company, Inc. is in compliance in all material respects with the rules and regulations of the Texas Liquor Control Board.

     4.5 Commission Reports and Financial Statements. Since June 30, 1993, the Company has filed with the Commission all forms, reports and documents required to be filed by it under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), and has heretofore provided to the Parent true and complete copies of all such forms, reports and documents (as they have been amended since the time of their filing and prior to the date hereof, collectively, the "SEC Documents"). The SEC Documents, including without limitation any financial statements or schedules included therein, at the time filed, and any forms, reports or other documents filed by the Company with the Commission after the date of this

Agreement, (i) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and (ii) complied or will be prepared in compliance, in each case in all material respects, with the applicable requirements of the Exchange Act or the Securities Act, as the case may be. The financial statements of the Company included in the SEC Documents have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, to normal audit adjustments) and fairly present (subject, in the case of the unaudited statements, to normal audit adjustments) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Except as reflected, reserved against or otherwise disclosed in the financial statements of the Company included in the SEC Documents or as otherwise disclosed in the SEC Documents, in each case filed prior to November 1, 1995, or as set forth in Section 4.5 of the Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries had any liabilities or obligations (absolute, accrued, fixed, contingent or otherwise) that would be required to be reflected on a balance sheet, or the notes thereto, prepared in accordance with generally accepted accounting principles, other than liabilities incurred in the ordinary course of business consistent with past practice.

     4.6       Information in Other Documents.

               (a) Neither the Schedule 14D-9 nor any of the information supplied by the Company and any of its affiliates specifically for inclusion in the Offer Documents will, at the respective times the Schedule 14D-9 or the Offer Documents are filed with the Commission or are first published, sent or given to stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

               (b) Any proxy or information statement used in connection with the Special Meeting and the Merger (as it may be amended from time to time, the "Proxy Statement") will not, at the date mailed to the Company's stockholders and at the time of the Special Meeting, contain any statement, which at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false and misleading. The Proxy Statement will, when filed with the Commission by the Company, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

               (c) Notwithstanding the foregoing, the Company makes no representation with respect to statements made in any of the foregoing documents based on information supplied by the Parent or the Sub specifically for inclusion therein.

     4.7 Litigation. Except as disclosed in the SEC Documents filed prior to November 1, 1995 or in Section 4.7 of the Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of the Company, threatened, against the Company or any of its Subsidiaries which, individually or in the aggregate, would have a material adverse effect on the Company and its Subsidiaries or affect adversely in any material respect the ability of the Company to consummate the transactions contemplated by this Agreement. Except as disclosed in the SEC Documents filed prior to November 1, 1995 or in Section 4.7 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, would have a material adverse effect on the Company and its Subsidiaries or affect adversely in any material respect the ability of the Company to consummate the transactions contemplated hereby.

     4.8 No Material Adverse Change; Material Agreements. Except as disclosed in the SEC Documents filed prior to November 1, 1995 or as set forth in Section 4.8 of the Disclosure Schedule, (a) since June 30, 1995, there has not been (i) any action which would be prohibited under Section 6.1 were it to occur after the date of this Agreement nor (ii) any material adverse change in the assets, business, prospects (other than changes in prospects arising from general economic or industry conditions), results of operations or financial condition of the Company and its Subsidiaries, and (b) neither the Company nor any of its Subsidiaries has become a party to any agreement or amendment to an existing agreement which would be required to be filed by the Company as an exhibit to its next Annual Report on Form 10-K other than this Agreement. Except as disclosed in the SEC Documents filed prior to November 1, 1995 or as set forth in Section 4.8 of the Disclosure Schedule, the transactions contemplated by this Agreement will not constitute a "change of control" under, require the consent from or the giving of notice to a third party pursuant to, or accelerate vesting or repurchase rights under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of its properties or assets may be bound, except where the adverse consequences resulting from such change of control or where the failure to obtain such consents or provide such notices would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries; provided, however, that the immediately preceding exception will not be applicable to any employment, compensation, termination or severance agreement, or other instrument or obligation of the Company or any of its Subsidiaries.
Section 4.8 of the Disclosure Schedule sets forth a good faith estimate of the total amounts payable to officers and directors of the Company as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (excluding any consideration received for Common Stock and Warrants and any cash-out or acceleration of options but including any "gross-up" payments applicable to "excess parachute payments" pursuant to
Section 280G of the Internal Revenue Code of 1986, as amended ("Code"), with respect thereto); and such amounts (x) are based on compensation data applicable as of the date hereof, calculated assuming effective tax rates of 41.05%, and including, without limitation, amounts payable pursuant to employment agreements, bonus plans and retirement plans and any "gross-up" payments applicable to "excess parachute payments" pursuant to Section 280G of the Code, and (y) will not exceed the amounts set forth in Section 4.8 of the Disclosure Schedule, except to the extent noted therein.

     4.9       Taxes.

               (a) The Company and its Subsidiaries each has duly filed all federal, state, local and foreign Tax Returns (as defined in Section 4.9(b)) required to be filed by it, and, except as set forth in Section 4.9 of the Disclosure Schedule, the Company has duly paid or caused to be paid all Taxes (as defined in Section 4.9(b)) shown to be due on such Tax Returns in respect of the periods covered by such returns and has made adequate provision in the Company's financial statements included in the SEC Documents for payment of all Taxes anticipated to be payable in respect of all taxable periods or portions thereof ending on or before the date hereof. Section 4.9 of the Disclosure Schedule lists the periods through which the Tax Returns required to be filed by the Company have been examined by the Internal Revenue Service (the "IRS") or other appropriate taxing authority, or the period during which any assessments may be made by the IRS or other appropriate taxing authority has expired. Except as set forth in Section 4.9 of the Disclosure Schedule, all material deficiencies and assessments asserted as a result of such examinations or other audits by federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for in the Company's financial statements included in the SEC Documents, and no issue or claim has been asserted in writing for Taxes by any taxing authority for any prior period, the adverse determination of which would result in a deficiency which, individually or in the aggregate, would have a material adverse effect on the Company and its Subsidiaries, other than those heretofore paid or provided for in the Company's financial statements included in the SEC Documents filed prior to November 1, 1995. Except as set forth in Section 4.9 of the Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has made an election, pursuant to Section 382(l)(5)(H) of the Code, not to have the provisions of Section 382(l)(5) apply. Since March 9, 1993, an "ownership change" within the meaning of Section 382(g) of the Code has not occurred with respect to the ownership of the stock of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries. Except as set forth in
Section 4.9 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or any payment that will not be deductible under Section 162(m) of the Code. Except as set forth in Section 4.9 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) has been a member of a group filing consolidated returns for federal income tax purposes, or (ii) is a party to a tax sharing or tax indemnity agreement or any other agreement of a similar nature that remains in effect.

               (b) For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, use, transfer, license, payroll, withholding, capital stock, franchise, employment, severance, stamp, custom duties, profits, withholding, social security (or similar) unemployment, disability, alternative or minimum, estimated or other similar obligation imposed by the United States or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto. For purposes of this Agreement, the term "Tax Return" means any report, return or other information or document required to be supplied to a taxing authority in connection with Taxes.

     4.10 Opinion of Financial Advisor. The Company has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, its financial advisor, to the effect that, as of the date of such opinion, the cash consideration to be received pursuant to the Offer and the Merger, as the case may be, by the holders of the Securities is fair to such holders from a financial point of view.

     4.11 Company Rights Agreement. Assuming the accuracy of the Parent's representation contained in Section 5.6 (without giving effect to the knowledge qualification thereof) and the redemption of the Rights as provided in Section
6.6 hereof, none of the transactions contemplated in this Agreement will result in a "Distribution Date" as defined in the Rights Agreement, nor shall the Rights become exercisable as a result of the Offer, the Merger or any other transactions contemplated by this Agreement.

     4.12 DGCL Section 203. Assuming the accuracy of the Parent's representation contained in Section 5.6 (without giving effect to the knowledge qualification thereof), the

Board of Directors of the Company has approved the transactions to be effected in accordance with this Agreement pursuant to Section 203(a)(1) of the DGCL, and determined that such approval satisfies the requirements of Section 203(a)(1) of the DGCL and, as a result, renders the other provisions of Section 203(a) of the DGCL inapplicable to the Offer, the Merger and this Agreement.


                                   ARTICLE V

          REPRESENTATIONS, WARRANTIES AND COVENANTS OF PARENT AND SUB

     The Parent and the Sub, jointly and severally, represent, warrant and covenant to the Company as follows:

     5.1 Organization and Qualification. Each of the Parent and the Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to carry on its business as it is now being conducted.

     5.2 Authority Relative to this Agreement. Each of the Parent and the Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of the Parent and the Sub, and by the Parent as the sole stockholder of the Sub, and no other corporate proceedings on the part of the Parent or the Sub are necessary to authorize this Agreement, to commence the Offer or to consummate the transactions so contemplated by this Agreement (including the Offer and the Merger). This Agreement has been duly and validly executed and delivered by each of the Parent and the Sub and, assuming this Agreement constitutes a valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of each of the Parent and the Sub, enforceable against each of the Parent and the Sub in accordance with its terms.

     5.3 Offer Documents; Proxy Statement. (a) None of the Offer Documents nor any of the information supplied by the Parent, the Sub or any of the Parent's other Subsidiaries specifically for inclusion in the Schedule 14D-9 will, at the respective times the Offer Documents (including any amendments or supplements thereto) or the Schedule 14D-9 are filed with the Commission or are first published, sent or given to stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein, in the light of the circumstances under which they were made, not misleading. The Offer Documents and the Offer will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder.

               (b) The information supplied by the Parent and its affiliates specifically for inclusion or incorporation by reference in the Proxy Statement, if required, will not, at the time the Proxy Statement is mailed to the Company's stockholders and at the time of the Special Meeting, contain any statement, which at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false and misleading.

               (c) Notwithstanding the foregoing, the Parent and the Sub make no representation with respect to statements made in any of the foregoing documents based on information supplied by the Company specifically for inclusion therein.

     5.4 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Parent and the Sub nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective certificates of incorporation or by-laws of the Parent or the Sub or any of the Parent's other Subsidiaries; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) in connection with the HSR Act, (ii) pursuant to the Exchange Act, (iii) the filing of the Instrument of Merger pursuant to the DGCL or (iv) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not (x) prevent the consummation of the Offer or the Merger, (y) have a material adverse effect on the terms of the Offer or the Merger or (z) individually or in the aggregate have a material adverse effect on the financial condition, business or results of operations of the Parent and its Subsidiaries; (c) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Parent, the Sub or the Parent's other Subsidiaries is a party or by which the Parent, the Sub or the Parent's other Subsidiaries, or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or that would not (x) prevent the consummation of the Offer or the Merger, (y) have a material adverse effect on the terms of the Offer or the Merger or (z) individually or in the aggregate have a material adverse effect on the financial condition, business or results of operations of the Parent and its Subsidiaries; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Parent, the Sub and the Parent's other Subsidiaries or any of their respective assets, except for violations that would not (x) prevent the consummation of the Offer or the Merger, (y) have a material adverse effect on the terms of the Offer or the Merger or (z) individually or in the aggregate have a material adverse effect on the financial condition, business or results of operations of the Parent and its Subsidiaries.

     5.5 Financing. The Parent has received a firm written commitment from a financially responsible third party to obtain the funds necessary to consummate the Offer and the Merger, and to pay related fees and expenses.

     5.6 Status as an Interested Stockholder or an Acquiring Person. As of the date of this Agreement, neither the Parent nor the Sub nor, to the best knowledge of the Parent, any of the Parent's affiliates is an "Interested Stockholder" as such term is defined in Section 203 of the DGCL, or an "Acquiring Person" as such term is defined in the Rights Agreement.

     5.7 Interim Operations of the Sub. The Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                                   ARTICLE VI

                                   COVENANTS

     6.1 Conduct of Business of the Company. Except as contemplated by this Agreement or with the prior written consent of the Parent, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of its Subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and will use all reasonable efforts, and will cause each of its Subsidiaries to use all reasonable efforts, to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its material relationships with licensors, licensees, customers, suppliers, employees and any others having business dealings with it. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, without the prior written consent of the Parent, the Company will not, and will not permit any of its Subsidiaries to, prior to the Effective Time:

               (a) adopt any amendment to its certificate of incorporation or by-laws or comparable organizational documents or to the Rights Agreement;

               (b) issue, reissue, sell or pledge or authorize or propose the issuance, reissuance, sale or pledge of any shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of shares of Common Stock (and attached Rights) upon the exercise of Warrants and Options issued pursuant to the Option Plan outstanding on the date of this Agreement and identified in Section 6.1(b) of the Disclosure Schedule, in each case in accordance with their present terms;

               (c) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock, except that any wholly owned Subsidiary of the Company may pay dividends and make distributions to the Company or any of the Company's wholly owned Subsidiaries;

               (d) adjust, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, except that the Company may redeem the Rights in accordance with Section 6.6;

               (e) (i) incur, assume or pre-pay any long-term debt or incur or assume any short-term debt, except that the Company and its Subsidiaries may incur or pre-pay debt in the ordinary course of business consistent with past practice under existing lines of credit, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity except in the ordinary course of business consistent with past practice, or (iii) make any loans, advances or capital contributions to, or investments in, any other person or entity except for loans, advances, capital contributions or investments between the Company and any of its wholly owned Subsidiaries or between wholly owned Subsidiaries of the Company in the ordinary course of business consistent with past practice;

               (f) settle or compromise any suit or claim or threatened suit or claim relating to the transactions contemplated hereby;

               (g) except for (i) increases in salary, wages and benefits of employees of the Company or its Subsidiaries (other than officers and directors of the Company) in accordance with past practice and (ii) increases in salary, wages and benefits granted to employees of the Company or its Subsidiaries (other than officers and directors of the Company) in conjunction with promotions or other changes in job status consistent with past practice or required under existing agreements, increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from the Company or any of its Subsidiaries), or pay any benefit not required by any existing plan or arrangement (including, the granting of, or waiver of performance or other vesting criteria under, stock options, or grant any severance or termination pay to (except pursuant to existing agreements or policies), or enter into any employment or severance agreement with, any director, officer or employee of the Company or any of its Subsidiaries) or establish, adopt, enter into, terminate or amend any bonus, profit sharing, thrift, compensation, stock option, pension, retirement, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, except to the extent such termination or amendment is required by applicable law; provided, however, that nothing herein will be deemed to prohibit the payment of benefits as they become payable under existing plans, agreements, trusts, funds, policies or arrangements in accordance with their terms;

               (h) acquire (except as otherwise permitted by clause (j) below), sell, lease, or dispose of or pledge, mortgage or encumber any assets (including licenses, permits and other rights) of the Company and its Subsidiaries other than in the ordinary course of business consistent with past practice and in each case not exceeding $250,000, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly owned Subsidiary of the Company and the Company or between wholly owned Subsidiaries of the Company;

               (i) (i) modify, amend or terminate any contract, license or permit, (ii) waive, release, relinquish or assign any contract (including any insurance policy) or other license, permit, right or claim, or (iii) cancel or forgive any indebtedness owed to the Company or its Subsidiaries, other than in each case in a manner in the ordinary course of business consistent with past practice and which is not material to the business of the Company and its Subsidiaries;

               (j) authorize, commit to or make any capital expenditures except pursuant to and in accordance with the capital budget previously provided to the Parent;

               (k) make any tax election not required by law or settle or compromise any tax liability, in either case that is material to the Company and its Subsidiaries;

               (l) change any of the accounting principles or practices used by it except as required by the Commission or the Financial Accounting Standards Board; or

               (m) agree in writing or otherwise to take any of the foregoing actions or any action which would make any representation or warranty in this Agreement untrue or incorrect in any material respect.

     6.2       Access.

               (a) Between the date of this Agreement and the Effective Time, the Company will (i) give the Parent and its authorized representatives reasonable access during regular business hours upon reasonable notice to all stores, offices, warehouses and other facilities and to all books and records of the Company and its Subsidiaries, (ii) permit the Parent to make such inspections as it may reasonably require and (iii) cause its officers and those of its Subsidiaries to furnish the Parent with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as the Parent may from time to time reasonably request, provided that no investigation pursuant to this
Section 6.2 or otherwise will affect or be deemed to modify any of the representations and warranties made by the Company in this Agreement.

               (b)    Information obtained by the Parent pursuant to this
Section 6.2 shall be subject to the provisions of the Confidentiality Agreement between the Parent and the Company dated October 2, 1995 (the "Confidentiality Agreement"), which Confidentiality Agreement remains in full force and effect; provided, however, that (i) the Company will not request that the Parent return the Evaluation Materials (as that term is defined in the Confidentiality Agreement) prior to 30 calendar days after the date that this Agreement is terminated in accordance with Section 8.1 and (ii) effective as of the date hereof, the Confidentiality Agreement is hereby amended to delete Sections 4, 6 and 8 thereof in their entirety.

     6.3 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, and to the fiduciary duties of their respective Boards of Directors under applicable laws as advised in the written opinion of their outside counsel, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including taking all action reasonably required under the HSR Act. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Notwithstanding the foregoing, neither the Company, the Parent nor the Sub shall be obligated to waive any of its rights under this Agreement, including without limitation those specified in Article VII of this Agreement or in Annex I hereto. All actions, judgments and determinations of the parties hereto required or permitted hereby or by the Offer Documents or otherwise contemplated by this Agreement shall be made in good faith.

     6.4 Indemnification and Insurance. It is understood and agreed that the Company shall defend, indemnify and hold harmless, and after the Effective Time, the Surviving Corporation and the Parent shall, jointly and severally, defend, indemnify and hold harmless, each person listed under "Indemnity Agreements" in Section 6.5(a) of the Disclosure Schedule (the "Indemnified Parties") to the full extent required or permitted under (a) Delaware law, (b) as provided in the Restated Certificate of Incorporation and Restated By-Laws of the Company and (c) as otherwise provided for or permitted pursuant to any agreement in effect at the date hereof listed in Section 6.5(a) of the Disclosure Schedule. The rights to be defended, indemnified and held harmless pursuant to this Section 6.4 shall survive the Merger and shall continue in full force and effect without time limitation from and after the Effective Time and without amendment or modification of the terms of any of the agreements referred to in clause (c) above. Without limiting the foregoing, the Company, and after the Effective Time the Surviving Corporation and the Parent, will periodically advance expenses as incurred with respect to the foregoing, to the fullest extent permitted by applicable law; provided the person to whom the expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. The Company, after consultation in good faith with the Parent so as to minimize the cost thereof, or the Parent shall purchase, as promptly as practicable and in any event prior to the Effective Time and without any lapse in coverage, policies of directors' and officers' "run-off" liability insurance (or policies which contain terms and conditions that are no less advantageous to the directors and officers and former directors and officers of the Company as the directors' and officers' liability insurance policies that are in effect at the Company on the date hereof), which insurance shall remain in effect for a period of not less than six years from and after the Effective Time; provided that, in the event that any claim or claims (a "Claim" or "Claims") are asserted or made within such six-year period, the Parent and the Surviving Corporation shall cause such insurance to be continued in respect of any such Claim or Claims until final disposition of any and all such Claims.

     6.5       Certain Agreements, Employee Benefits, etc..

               (a) The Parent hereby agrees to honor, and to cause the Surviving Corporation and its Subsidiaries to honor (in accordance with the terms thereof), all contracts, agreements, arrangements, policies, plans and commitments of the Company (or any of its Subsidiaries) in effect as of the date hereof that are applicable to any officer or employee or former officer or employee or any director or former director of the Company (or any of its Subsidiaries or former Subsidiaries) (collectively, the "Agreements"). A list of all Agreements is set forth in Section 6.5(a) of the Disclosure Schedule. Without limiting the generality of the foregoing, the Parent hereby unconditionally agrees to perform and pay, or cause the Surviving Corporation and its Subsidiaries to perform and pay, when due any and all amounts payable pursuant to the terms of the Agreements.

               (b) The Parent hereby agrees that for a period of one year immediately following the Effective Time, it shall cause the Surviving Corporation and its Subsidiaries to continue to maintain (except as required by law) the employee benefit plans for employees and former employees of the Company and its Subsidiaries listed under Section 6.5(b) of the Disclosure Schedule, or other plans that, on a plan-by-plan basis, provide benefits that are no less favorable to such employees than the benefits currently in effect with respect to such employees under the plans listed under Section 6.5(b) of the Disclosure Schedule.

Notwithstanding anything contained in this Agreement to the contrary, at the Parent's election, the Surviving Corporation (i) may elect to become a nonsubscriber under the Texas Workers' Compensation Act and implement the Parent's Work Injury Program, and (ii) implement the Parent's Dialogue Dispute Resolution Program.

               (c) If any employee of the Company or any of its Subsidiaries becomes a participant in any employee benefit plan, practice or policy of the Parent or the Surviving Corporation, such employee shall be given credit under such plan for all service prior to the Effective Time with the Company and its Subsidiaries, or any predecessor employer (to the extent such credit was given by the Company), for purposes of eligibility and vesting (but not for benefit accrual purposes) for which such service is either taken into account or recognized.

               (d) Notwithstanding anything to the contrary contained herein, from and after the Effective Time, the Surviving Corporation shall have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of the employment of officers and employees of the Surviving Corporation.

     6.6 Rights Agreement. The Board of Directors of the Company shall take all action necessary to defer the Distribution Date (as that term is defined in the Rights Agreement) to prevent the occurrence of the Distribution Date as a result of the commencement of the Offer, this Agreement or the consummation of the transactions contemplated hereby (including the Offer and the Merger). The Company will redeem the Rights effective immediately prior to the Parent's acceptance for payment of Securities pursuant to the Offer and will not otherwise redeem the Rights, or amend or terminate the Rights Agreement unless required to do so by a court of competent jurisdiction. The record date for determining holders of record of Common Stock entitled to receive the redemption price for the Rights shall be established in accordance with the regulations of the NYSE.

     6.7 Public Announcements. The initial press release announcing this Agreement will be a joint press release and thereafter the Parent, the Sub and the Company will use reasonable efforts to consult with each other before issuing any press release or similar public announcement with respect to the Offer, the Merger or the other transactions contemplated hereby and in connection with making any filings with the Commission or any other Governmental Entity or the NYSE and shall not issue any such press release or make any such public announcement or filing prior to such consultation without providing the other party with notice and a reasonable opportunity to comment thereon, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange.

     6.8 Post Merger Treatment of Warrants. Following the Effective Time and subject to the terms and conditions of the Warrant Agreement, the Parent will cause the Surviving

Corporation to make available, as necessary, sufficient funds to pay, and will pay, to holders of Warrants, upon the exercise thereof, the amount of cash, without interest, to which such holders would have been entitled pursuant to the Merger if such holders had exercised their Warrants and acquired shares of Common Stock immediately prior to the Effective Time.

     6.9       Exclusivity.

               (a) Except as provided in Section 6.9(b), until the earlier of the termination of this Agreement pursuant to Section 8.1 or the Effective Time, the Company will not, and will cause its officers, directors, Subsidiaries, affiliates, representatives or agents, directly or indirectly, not to, do any of the following: (i) negotiate, undertake, authorize, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction (other than the Offer and the Merger) involving any sale, transfer or other disposition or other change of ownership (whether by tender or exchange offer or otherwise) of any securities of the Company or any of its Subsidiaries, or any assets of the Company or any of its direct or indirect Subsidiaries constituting one percent or more of the consolidated assets of the Company or one percent or more of the consolidated revenues of the Company, whether in a single transaction or series of related transactions (an "Acquisition Transaction"); (ii) solicit or initiate the submission of a proposal or offer in respect of, or engage in negotiations concerning, an Acquisition Transaction; or (iii) furnish or cause to be furnished to any corporation, partnership, person or other entity or group (other than the Parent, the Sub and their representatives) (a "Person") any non-public information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction; provided nothing herein will prohibit the Company's Board of Directors from taking and disclosing to the Company's securityholders a position with respect to a tender offer pursuant to Rule 14d-9 promulgated under the Exchange Act. The Company will inform the Parent by telephone (confirmed in writing) promptly, and in any event within one day of its receipt of any proposal or bid in respect of any Acquisition Transaction and provide the Parent with copies of any written proposals or bids. Nothing in this Section 6.9(a) will (i) permit the Company to enter into any agreement with respect to an Acquisition Transaction for so long as this Agreement remains in effect (it being agreed that for as long as this Agreement remains in effect, the Company will not enter into any agreement with any Person that provides for, or in any way facilitates, an Acquisition Transaction), or (ii) affect any other obligation of the Company under this Agreement.

               (b) Notwithstanding anything else contained in this Section 6.9, the Company and its officers, directors, Subsidiaries, representatives and agents may engage in discussions or negotiations with, and may furnish information to, a third party or its representative who makes a written proposal with respect to an Acquisition Transaction if (i) the Company's Board of Directors determines in good faith after consultation with its financial advisors that such proposal may reasonably be expected to result in a transaction that is financially superior to the transactions contemplated by this Agreement, and
(ii) the Board of Directors of the Company determines in good faith after receipt of a written opinion of outside counsel that such actions are required by its fiduciary duties under applicable law.

     6.10 Fees and Expenses. Except as provided in Section 8.3, whether or not the Offer or the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses.

     6.11 Brokers or Finders. Each of the Parent and the Company represents and warrants, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finders' fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Merrill Lynch, Pierce, Fenner & Smith Incorporated, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm, a copy of which has been provided to the Parent, and Wasserstein Perella & Co. Inc., whose fees and expenses will be paid by the Parent in accordance with the Parent's agreement with such firm, a copy of which has been provided to the Company.

     6.12 Notification of Certain Matters. The Company will give prompt notice to the Parent and the Parent will give prompt notice to the Company of
(a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in any material respect, (b) any failure of the Company or the Parent or the Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect, (c) any written notice or other written communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement and (d) any written notice or other written communication from the Commission or any other Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.12 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

               (a) this Agreement shall have been adopted by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with the Company's Restated Certificate of Incorporation and applicable law, if such vote is required;

               (b) no United States or state statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity that is in effect and has the effect of making the acquisition or ownership of the Securities illegal or otherwise prohibiting or materially restricting the consummation of the Offer or the Merger or that would make the acquisition or ownership by the Parent or its Subsidiaries of the common stock of the Surviving Corporation illegal; and

               (c) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     7.2 Conditions to Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of the following conditions:

               (a) each of the Parent and the Sub shall have performed in all material respects its respective covenants in this Agreement, to the extent such covenants are to be performed prior to the Effective Time; and

               (b) the representations and warranties of the Parent and the Sub shall be true and correct in all material respects at and as of the Effective Time as if made as of the Effective Time.

     7.3 Conditions to Obligations of the Parent and Sub to Effect the Merger. The obligations of the Parent and the Sub to effect the Merger are further subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of the following conditions:

               (a) the Sub (or any permitted assignee) shall have accepted for payment and paid for Securities tendered pursuant to the Offer, provided that this condition will be deemed satisfied if the Sub (or any permitted assignee) fails to accept for payment and pay for Securities tendered pursuant to the Offer in violation of the terms hereof or thereof; and

               (b) the Company shall have performed in all material respects the covenants in this Agreement, to the extent such covenants are to be performed prior to the Effective Time.

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any required adoption of this Agreement by the stockholders of the Company:

               (a) by mutual consent of the Parent and the Company by action of their respective Boards of Directors;

               (b) by the Company if (i) the Parent and the Sub fail to commence the Offer as provided in Section 1.1, (ii) the Offer expires or is terminated without any Securities being purchased thereunder, or (iii) the Sub (or any permitted assignee) fails to purchase Securities validly tendered and not withdrawn in violation of the terms and conditions of the Offer or this Agreement;

               (c) by either the Parent or the Company if the Sub (or any permitted assignee) has not purchased the shares of Common Stock validly tendered and not withdrawn pursuant to the Offer in accordance with the terms hereof within 120 calendar days after the commencement of the Offer; provided however, that the party (in the case of the Parent, together with the Sub) seeking to terminate this Agreement pursuant to this Section 8.1(c) is not in material breach of this Agreement (including without limitation any representation, warranty or covenant herein contained);

               (d) by either the Parent or the Company if the Merger is not consummated before March 31, 1996, despite the reasonable good faith effort of such party to effect such consummation; provided, however, that the party (in the case of the Parent, together with the Sub) seeking to terminate this Agreement pursuant to this Section 8.1(d) is not in material breach of this Agreement (including without limitation any representation, warranty or covenant herein contained);

               (e) by either the Parent or the Company if any court of competent jurisdiction has issued an injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger, which injunction has become final and non-appealable;

               (f) by the Parent if (i) the Board of Directors of the Company shall have withdrawn, modified or amended in any respect adverse to the Parent its favorable recommendation of the Offer or the Merger or shall have resolved to do any of the foregoing, (ii) prior to the expiration of the Offer, any of the representations and warranties of the Company contained in this Agreement were incorrect in any material respect when made or have since become, and at the time of termination remain, incorrect in any material respect or (iii) there has been a material breach on the part of the Company in the covenants of the Company set forth herein, or any failure on the part of the Company to comply with its material obligations hereunder, including without limitation the obligation under Section 6.6 to redeem the Rights; or

               (g)    by the Company, prior to the expiration of the Offer, if
(i) (x) any of the representations and warranties of the Parent or the Sub contained in this Agreement were incorrect in any material respect when made or have since become, and at the time of termination remain, incorrect in any material respect, or (y) there has been a material breach on the part of the Parent or the Sub in the covenants of the Parent or the Sub set forth herein, or any failure on the part of the Parent or the Sub to comply with its material obligations hereunder, or (ii) the Board of Directors of the Company, after consulting with its outside counsel and financial advisor, determines in good faith, and based in part on a written opinion of outside counsel, that its fiduciary duties require that it withdraw, modify or amend in a manner adverse to the Parent its favorable recommendation of the Offer or the Merger in order to approve the execution of a definitive agreement with respect to an Acquisition Transaction with another party which the Board of Directors has determined in good faith is financially superior to the transactions contemplated by this Agreement; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(g)(ii) until the Company has paid to the Parent in full the amount referred to in Section 8.3(a).

     8.2 Effect of Termination. In the event of a termination of this Agreement by either the Company or the Parent in accordance with Section 8.1, no party hereto (or its directors or officers) will have any liability or further obligation to any other party to this Agreement, except for obligations pursuant to Sections 6.2(b) and 8.3 and any liability resulting from the willful breach of any other covenant or agreement set forth herein.

     8.3 Certain Termination Fees; Certain Costs and Expenses. (a) Prior to any termination of this Agreement by the Company pursuant to Section 8.1(g)(ii) or within two business days after any termination of this Agreement by the Parent or the Sub pursuant to Section 8.1(f)(i), the Company will pay to the Parent $7,000,000 in cash and (b) after such termination (and in any event within two business days of receiving the Parent or the Sub's documented invoice) the Company will reimburse the Parent and the Sub for the documented out-of-pocket costs and expenses incurred by the Parent or the Sub in connection with the Offer and the other transactions contemplated by this Agreement, including without limitation the fees and expenses of the financial advisors and counsel to the Parent and the Sub and fees incurred by the Parent or the Sub to obtain financing commitments for the Offer and the Merger.


                                   ARTICLE IX

                                 MISCELLANEOUS

     9.1 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time. The covenants and agreements herein will survive termination of this Agreement and the Effective Time.

     9.2 Amendment. This Agreement may be amended by the parties hereto by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment will be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Notwithstanding anything contained in this Agreement to the contrary, any action by the Company (a) to terminate this Agreement, (b) to waive or amend any provision of this Agreement and (c) to extend the time for the performance of any obligation under this Agreement, in each case following consummation of the Offer will require the approval of a majority of the directors of the Company then in office who are directors of the Company on the date hereof (the "Continuing Directors").

     9.3 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements of the other parties hereto or conditions to their own obligations contained herein, other than satisfaction of the Minimum Condition. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party.

     9.4 Notices. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified (return receipt requested) to the parties at the following addresses (or at such other address for a party as is specified by like notice):


               (a)    if to the Parent or the Sub:

                      Diamond Shamrock, Inc.
                      9830 Colonnade Blvd.
                      San Antonio, Texas  78230
                      Attention:  Chairman and Chief Executive Officer
                      Telecopy No.:  210/641-8885

                      with a copy to:

                      Timothy J. Fretthold, Esq.
                      Diamond Shamrock, Inc.
                      9830 Colonnade Blvd.
                      San Antonio, Texas  78230
                      Telecopy No.:  210/641-8885

                      and

                      Robert A. Profusek, Esq.
                      Jones, Day, Reavis & Pogue
                      599 Lexington Avenue
                      New York, New York  10022
                      Telecopy No.:  212/755-7306

                      and

               (b)    if to the Company, to:
                      National Convenience Stores Incorporated
                      100 Waugh Drive
                      Houston, Texas  77007
                      Attention:   Chief Executive Officer
                      Telecopy No.:   713/880-0579

                      with a copy to:

                      A. J. Gallerano
                      Senior Vice President, General Counsel and Secretary
                      National Convenience Stores Incorporated
                      100 Waugh Drive
                      Houston, Texas  77007
                      Telecopy No.:   713/880-0579

                      and

                      Edgar J. Marston III
                      Bracewell & Patterson, L.L.P.
                      South Tower Pennzoil Place
                      711 Louisiana
                      Houston, Texas  77002-2871
                      Telecopy No.:   713/221-1212

     9.5 Interpretation. When a reference is made in this Agreement to Sections, such reference will be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement they will be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, will be deemed to refer to November 8, 1995.

     9.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     9.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflict of laws applicable thereto.

     9.8 Specific Performance. The parties hereto agree that if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that, subject to the provisions of Article VIII, the parties will be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Sub may assign, in its sole discretion, any or all rights, interests and obligations hereunder to the Parent or any direct or indirect wholly owned Subsidiary of the Parent incorporated under the laws of the State of Delaware. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     9.10 Validity. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforcement of any other provisions hereof, which will remain in full force and effect. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner that is adverse to any party which is entitled to the benefit thereof and which has not been waived by such party. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

     9.11 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Disclosure Schedules, the Annexes and the other documents and the instruments referred to herein), and the Confidentiality Agreement (as hereby amended pursuant to Section 6.2(b)) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matters hereof, and (b) other than Sections 6.4 and 6.5 of this Agreement are not intended to confer upon any person other than the parties hereto and thereto any rights or remedies hereunder or thereunder. The covenants of the Parent and the Sub in Sections 6.4 and 6.5 of this Agreement may be enforced after the Effective Time by any of the Indemnified Parties.

     IN WITNESS WHEREOF, the Parent, the Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                        DIAMOND SHAMROCK, INC.


                                        By: /s/ A. W. O'DONNELL
                                           _____________________________________
                                                 A. W. O'Donnell
                                                 Senior Vice President


                                        SHAMROCK ACQUISITION CORP.


                                        By: /s/ A.W. O'DONNELL
                                           _____________________________________
                                                A.W. O'Donnell
                                                President


                                        NATIONAL CONVENIENCE STORES
                                        INCORPORATED


                                        By: /s/ V.H. VAN HORN III
                                           _____________________________________
                                           V.H. Van Horn III
                                           President and Chief Executive Officer

                                    ANNEX I

                            Conditions to the Offer

     Notwithstanding any other provision of the Offer, neither the Parent nor the Sub will be required to accept for payment, purchase or, subject to applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, to pay for any Securities tendered pursuant to the Offer, and may, subject to the provisions of Section 1.1 of this Agreement, amend, extend or terminate the Offer or postpone the expiration date, the acceptance for payment of and/or the purchase or (subject to the applicable rules and regulations aforesaid) payment for Securities tendered, if as of the expiration of the Offer (as the Offer may have been extended pursuant to Section 1.1 of this Agreement) (i) at least two-thirds of the shares of the Common Stock on a fully-diluted basis (after giving effect to the exercise of all Warrants validly tendered pursuant to the Offer and not withdrawn) have not been validly tendered pursuant to the Offer and not withdrawn (the "Minimum Condition"), (ii) the waiting periods under the HSR Act applicable to the Offer and the Merger have not expired or been terminated or (iii) at any time on or after the date of this Agreement and at or prior to the time of payment for the Securities (whether or not any Securities have been accepted for payment or paid for pursuant to the Offer) any one or more of the events listed in the paragraphs below have occurred and are continuing;

               (a) there has been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, enacted, entered or deemed applicable to the Offer or the Merger, by any Governmental Entity that in the sole judgment of the Parent (i) makes the acceptance for payment of or payment for Securities illegal, challenges the acquisition by the Parent or the Sub of the Securities or otherwise seeks to restrain or prohibit the consummation of the Offer or the Merger, (ii) renders the Parent unable to accept for payment, pay for or purchase the Securities,
     (iii) seeks to impose or imposes limitations on the ability of the Parent to acquire or hold, transfer or dispose of, or effectively to exercise any of its rights of ownership of, the Securities, including, without limitation, the right to vote the shares of Common Stock purchased by it on all matters properly presented to the stockholders of the Company, (iv) as a result of the Offer or the Merger, seeks to require or requires the Parent, the Company, or any of their respective Subsidiaries or affiliates to dispose of or hold separate or otherwise limits or affects the exercise of ordinary ownership or control rights in respect of all or any significant portion of the Company's or the Parent's respective businesses, assets or properties, each taken as a whole, or imposing any limitations on the ability of any such entities to conduct their respective businesses and own such assets and properties, or (v) seeks to impose or imposes any limitations on the ability of the Parent or any of its Subsidiaries effectively to control the business or operations of the Company or any of its Subsidiaries as a result of the Offer or the Merger; or

               (b) there has been instituted or pending any action, proceeding, claim or counterclaim by or before any Governmental Entity, or any other person or entity seeking to restrain or prohibit the making of the Offer or the Merger, seeking to obtain any significant damages from the Parent or its Subsidiaries, or the Company or its Subsidiaries or from any other person or entity to whom or to which any of the foregoing has an indemnity obligation arising from the Offer or the Merger or seeking to prohibit the ownership by the Parent or any of its Subsidiaries of the Securities or of any significant portion of their businesses or assets, taken as a whole or any significant portion of the business or assets of the Company and its Subsidiaries taken as a whole, or to compel the Parent, the Company or any of their affiliates to dispose of or hold separate all or a significant portion of any of their business or assets, taken as a whole, in each case as a result of the Offer or the Merger; or

               (c) there has occurred (i) any general suspension of, or limitation on prices for, trading in securities on the NYSE or the over-the-counter market, (ii) a decline of at least 20% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index from the date of this Agreement, (iii) the declaration of a banking moratorium or any limitation or suspension of payments in respect of the extension of credit by banks or other lending institutions in the United States, (iv) any limitation by any Governmental Entity on, or any other event which in the sole judgment of the Parent may have a material adverse effect on the extension of credit by banks or other lending institutions, (v) a commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or (vi) in the case of any of the foregoing which exists at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

               (d) any material adverse change has occurred since September 30, 1995 in the business, assets, results of operations, or financial condition or prospects (not including a change in prospects arising from general economic or industry conditions) of the Company and its Subsidiaries taken as a whole; or

               (e) the Company has breached or failed to perform in any material respect any of its obligations under this Agreement, including without limitation a failure to cause the Rights to be redeemed as provided for therein; or

               (f) any of the representations and warranties of the Company contained in this Agreement shall not have been true and correct when made or have since ceased to be true and correct and remain incorrect at the expiration date of the Offer; or

               (g) it shall have been publicly disclosed or the Parent shall have learned that any person or entity shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any shares of capital stock of the Company (including without limitation the shares of Common Stock) or a merger, consolidation or other business combination or any acquisition or disposition of any material assets or any comparable event with or involving the Company or any of its Subsidiaries; or

               (h) the Company's Board of Directors shall have failed to recommend and approve, or shall no longer recommend and approve, the Offer or the adoption of this Agreement, or shall modify or amend its recommendation and approval with respect thereto, or shall have resolved to do any of the foregoing; or

               (i) this Agreement has terminated in accordance with its terms; or

               (j) the Parent and the Company agree that the Parent will amend or terminate the Offer;

which, in the sole judgment of the Parent, and in each case regardless of the circumstances (including without limitation any inaction by the Parent or its affiliates other than a material breach by the Parent or its affiliates of this Agreement), with respect to each and every matter referred to above makes it inadvisable to proceed with the Offer or with such acceptance for payment or purchase of or such payment for the Securities.

     The foregoing conditions (i) may be asserted by the Parent or the Sub regardless of the circumstances (including any action or inaction by the Parent or any of its affiliates other than a material breach by the Parent or the Sub of this Agreement) giving rise to such condition and (ii) other than the Minimum Condition, are for the sole benefit of the Parent and its affiliates. The foregoing conditions, except or as otherwise provided in this Agreement, may be waived by the Parent in whole or in part at any time and from time to time in its sole discretion. The failure by the Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted by the Parent at any time and from time to time. Any determination by the Parent concerning the events described in this Section will be final and binding upon all parties.

                                    ANNEX II

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                    NATIONAL CONVENIENCE STORES INCORPORATED



     National Convenience Stores Incorporated, a Delaware corporation (the "Corporation"), does hereby certify that this Amended and Restated Certificate of Incorporation of National Convenience Stores Incorporated was duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware; the Corporation was originally incorporated under the name of NCS Merging Corporation; and the Corporation's original Certificate of Incorporation was filed with the Delaware Secretary of State on June 21, 1979. The text of the Corporation's Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

                      FIRST: The name of the Corporation (the "Corporation") is National Convenience Stores Incorporated.

                      SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

                      THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                      FOURTH: The total number of shares which the Corporation shall have authority to issue is 10,000,000 shares of Common Stock, par value $.01 per share.

                      FIFTH: Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the Corporation.

                      SIXTH: (1) Notwithstanding any contrary provision of
Section 262(b) of the General Corporation Law of the State of Delaware, as in effect on August 1, 1983, any stockholder of the Corporation who complies with the requirements of Section 262 of the General Corporation Law of the State of Delaware, as in effect on August 1, 1983 ("Section 262"), shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of Common Stock (as hereinafter defined) and Preferred Stock (as hereinafter defined) under each of the circumstances described in subparagraphs (a), (b) and (c) below (an "Article Sixth Transaction"), all upon the terms and conditions set forth in this Article Sixth and in Section 262:

                      (a) the merger or consolidation of the Corporation with (1) any Interested Stockholder (as hereinafter defined) or
               (2) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

                      (b) the sale, lease or exchange of all or substantially all of the property and assets of the Corporation (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder; or

                      (c)      any amendment of the Certificate of
               Incorporation of the Corporation which effects a reclassification of securities (including any reverse stock split) or a recapitalization of the Corporation, which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of Voting Stock (as hereinafter defined) which is beneficially owned (as hereinafter defined) by any Interested Stockholder or any Affiliate of any Interested Stockholder.

     (2)       For the purposes of this Article Sixth:

               (a) The term "person" shall mean any individual, firm, corporation, partnership or other entity.

               (b) The term "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary and other than any profit sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which:

                      (1) is the beneficial owner (as hereinafter defined) of 15 percent or more of the Voting Stock; or





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
                      (2) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to an Announcement Date (as hereinafter defined) was the beneficial owner of 15 percent or more of the Voting Stock; or

                      (3) is the assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to an Announcement Date beneficially owned by an Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

               (c) A specified person shall be a "beneficial owner" of and shall be deemed to "beneficially own" any Voting Stock:


                      (1) which such specified person or any of its Affiliates or Associates (as hereinafter defined), directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (A) voting power, which includes the power to vote, or to direct the voting of, such stock and/or (B) investment power, which includes the power to dispose of, or to direct the disposition of, such stock; or

                      (2) which such specified person or any of its Affiliates or Associates has, directly or indirectly, the right to acquire (whether such right is then exercisable or becomes exercisable at some future time by the passage of time or upon the occurrence of a specified event) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise; or

                      (3) which is subject to the exercise, directly or indirectly, of sole or shared voting and/or investment power as described in clause (1) above by any other person with which such specified person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

               (d) For the purpose of determining whether a specified person is an Interested Stockholder pursuant to subparagraph (b) of this paragraph 2, the number of shares of Voting Stock deemed to be outstanding shall include unissued or issued but not outstanding shares deemed beneficially owned by such specified person through application of subparagraph (c) of this paragraph 2 but shall not include any other unissued or issued but not outstanding shares of Voting Stock which may be issuable or deliverable pursuant to any agreement, arrangement or upon exercise of conversion rights, exchange rights, warrants, options or otherwise.

               (e) The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations, as in effect on August 1, 1983, promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

               (f) The term "Subsidiary" shall mean any corporation of which all the shares of each class of capital stock are beneficially owned, directly or indirectly, by the Corporation.

               (g) The term "Fair Market Value" shall mean (1) in the case of stock, the highest closing sale price during the 30-day period immediately preceding and including a Determination Date of a share of such stock on the Composite Tape for New York Stock Exchange - Listed Stock, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period immediately preceding and including a Determination Date on the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use, or, if no such quotations exist or are otherwise available, the fair market value on a Determination Date of a share of such stock as determined in good faith by an investment banking firm of national reputation retained by the Corporation following such firm's selection by a committee of at least three stockholders of the Corporation (other than the Interested Stockholder and any of its Affiliates and Associates) who shall beneficially own in the aggregate at least 5% of the then outstanding Common Stock and who shall be appointed by the Board of Directors of the Corporation ("Independent Advisor") and (2) in the case of property other than stock or cash, the fair market value of such property on a Determination Date as determined in good faith by an Independent Advisor.

               (h) The term "Voting Stock" shall include (1) each then outstanding share of Common Stock and (2) each then outstanding share of Preferred Stock which is entitled to vote in the election of the directors of the Corporation.

               (i) The term "Common Stock" shall mean any stock of any class of the Corporation which is entitled to vote in the election of directors of the Corporation, which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which is not subject to redemption by the Corporation.





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
               (j) The term "Preferred Stock" shall mean any class of capital stock of the Corporation (other than Common Stock) which may be from time to time authorized in or by the Certificate of Incorporation of the Corporation.

               (k) The term "Corporation" shall refer to the corporation created pursuant to this Certificate of Incorporation and any successor by merger, consolidation or otherwise.

               (l) The term "Determination Date" shall mean the date as of which a determination is made pursuant to subparagraph (g) of paragraph 2 of this Article Sixth concerning the Fair Market Value of any stock or other property.

     (3)       (a)    If within 115 days after the effective date of an Article
Sixth Transaction no stockholder of the Corporation, who has complied with the provisions of Section 262 and is otherwise entitled to appraisal rights, shall have filed a petition in the Court of Chancery demanding a determination of the fair value of the Common Stock and/or Preferred Stock owned by all stockholders similarly situated, the Corporation shall promptly, and in any event within 120 days after the effective date of an Article Sixth Transaction, file such a petition. In any appraisal proceeding initiated by a stockholder or by the Corporation pursuant to Section 262 relating to an Article Sixth Transaction, the Corporation shall file appropriate pleadings which confirm and at all stages of the proceeding vigorously assert (1) that the fair value of each share of Common Stock subject to such proceeding, exclusive of interest, if any, is not less than the highest amount determined pursuant to subparagraph
(b) below ("Minimum Fair Value Per Share of the Common Stock") and (2) that the fair value of each share of each class or series of Preferred Stock subject to such proceeding, exclusive of interest, if any, is not less than the highest amount determined pursuant to subparagraph (c) below for the shares of each such class of series ("Minimum Fair Value Per Share of Each Class or Series of Preferred Stock").

               (b) The Minimum Fair Value Per Share of the Common Stock shall be equal to the higher amount determined under clauses (1) and (2) below:

                      (1) (if applicable) the highest per share price (including brokerage commissions, placement agent fees, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any share of Common Stock acquired by it (A) within the two-year period immediately prior to the first public announcement of the proposed Article Sixth Transaction ("Announcement Date") or (B) in the transaction in which it became an Interested Stockholder, whichever is higher; and

                      (2)    the Fair Market Value per share of Common Stock
     (A) as of the Announcement Date or (B) as of the date on which the Interested Stockholder became an Interested Stockholder ("Inception Date"), whichever is higher.

               (c) The Minimum Fair Value Per Share of Each Class or Series of Preferred Stock shall be equal to the higher amount determined under clauses (1) and (2) below:

                      (1) (if applicable) the highest per share price (including brokerage commissions, placement agent fees, transfer taxes, and soliciting dealers' fees) paid by an Interested Stockholder for any shares of such class or series of Preferred Stock acquired by it (A) within the two-year period immediately prior to the Announcement Date or
     (B) in the transaction in which it became an Interested Stockholder, whichever is higher; and

                      (2) the Fair Market Value per share of such class or series of Preferred Stock as of the (A) Announcement Date or (B) Inception Date, whichever is higher.

               (d) If the Court of Chancery determines in any appraisal proceeding relating to an Article Sixth Transaction that the fair value, exclusive of interest, if any, of any share of Common Stock or Preferred Stock is less than the Minimum Fair Value Per Share of the Common Stock or the Minimum Fair Value Per Share of Each Class or Series of Preferred Stock, respectively, the Corporation shall nevertheless pay to stockholders who are entitled to receive the fair value of their shares in such appraisal proceeding an amount per share, before giving effect to any interest awarded by the Court of Chancery, equal to the Minimum Fair Value Per Share of the Common Stock or the Minimum Fair Value Per Share of Each Class or Series of Preferred Stock, as the case may be.

               (e) All per share amounts determined pursuant to this paragraph 3 shall be appropriately adjusted to reflect all stock dividends, property distributions, stock splits and combinations, and subdivisions and reclassifications of the outstanding capital stock of the Corporation.

     (4) The Corporation hereby acknowledges that it is equitable in the circumstances, and accordingly the Corporation shall pay all costs and expenses (including the reasonable fees and expenses of attorneys, the reasonable fees and expenses of experts and the costs of the proceeding) incurred by any stockholder of the Corporation in any appraisal proceeding involving an Article Sixth Transaction wherein the Fair Market Value of the per share consideration offered to stockholders of the Corporation in the Article Sixth Transaction is, in the opinion of the Court of Chancery, less than the Minimum Fair Value Per Share of the Common Stock or the Minimum Fair Value Per Share of Each Class or Series of Preferred Stock, as the case may be.

     (5) Notwithstanding any other provisions of this Certificate of Incorporation or the by-laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the by-laws of the Corporation), the affirmative vote of the holders of 66-2/3 percent or more of the shares of stock of the Corporation otherwise entitled to vote thereon and not beneficially owned by any Interested Stockholder or any of its Affiliates and Associates, voting as a class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article Sixth.

               SEVENTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. This Article Seventh shall not eliminate or limit the personal liability of a director for any act or omission occurring prior to the date this Article Seventh becomes effective.

               EIGHTH: In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the by-laws of the Corporation, without any action on the part of the stockholders, but the stockholders may make additional by-laws and may alter, amend or repeal any by-law whether adopted by them or otherwise. The Corporation may in its by-laws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

               NINTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

               IN WITNESS WHEREOF, I the undersigned, being a duly authorized officer of the Corporation, do hereby execute this Amended and Restated Certificate of Incorporation this _____ day of _________________, 1995.


                                _______________________________________________





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